Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated November 29, 2017 with respect to the shares of Common Stock of Zoe’s Kitchen, Inc., and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 29, 2017

Misada Capital Flagship Fund LP

By:	Misada Capital Holdings LLC

By:	/s/ Noah A. Elbogen
	Name:	Noah A. Elbogen
	Title:	Managing Partner

Misada Capital Holdings LLC

By:	Noah A. Elbogen

By:	/s/ Noah A. Elbogen
	Name:	Noah A. Elbogen
	Title:	Managing Member

/s/ Noah A. Elbogen
NOAH A. ELBOGEN